Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – November 12, 2025

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On November 12, 2025, the Board of Directors of Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN) declared a fourth quarter $0.27 per share cash dividend, payable December 26, 2025 to shareholders of record as of December 10, 2025.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank currently operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.